Exhibit 99.1

Contacts:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com
Penford Earnings Rise to $0.19 per Share
Sales Improve 11%, Gross Margin Expands 45% in 2nd Quarter FY 2007
CENTENNIAL, Co., April 9, 2007 – Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported that consolidated sales for its second quarter of fiscal 2007, which ended on February 28, 2007, rose 11% to $85.2 million from $77.1 million a year ago. Consolidated gross margin increased to $12.4 million from $8.5 million last year and second quarter operating income grew to $3.5 million from $0.3 million in fiscal 2006. Net income for the quarter was $1.7 million, or $0.19 per diluted share, compared to a net loss of $0.5 million, or $0.06 per diluted share, for the same quarter in fiscal 2006.
Quarterly revenue increased on improved average unit pricing worldwide, new business gains in North America, and higher Australian Dollar exchange rates. Consolidated gross margin as a percent of sales expanded to 14.5% from 11.1% a year ago, driven by revenue gains and lower manufacturing costs in the U.S. Consolidated operating expenses as a percent of sales were comparable to last year at 8.6%.
Second quarter non-operating income was $0.2 million, compared with $0.5 million a year ago. Interest expense increased $0.2 million to $1.7 million on higher debt balances to fund working capital requirements. Interest expense of $0.1 million associated with the Company’s ethanol construction project was capitalized in the second quarter. Approximately $5.5 million of the $85.7 million total debt outstanding at February 28, 2007 is attributable to the ethanol project.
Reported net income for the first half of fiscal 2007 was $4.3 million, or $0.47 per diluted share, compared to a net loss of $0.3 million, or $0.04 per diluted share, a year ago. Consolidated sales for the six months ended February 28, 2007 grew 10% to $170.7 million and operating income expanded to $8.0 million from $1.5 million the prior year.

Second Quarter Fiscal 2007 Segment Results
The Company’s North American Industrial Ingredients business sales rose 13.5% to $46.7 million. Higher unit prices and mix improvements increased revenue by $3.2 million. The impact from passing through higher corn prices to customers added $6.8 million. These gains more than offset the effect from lower volumes as paper industry customers adjusted inventories to maintain supply and demand balances in the end markets. Shipments to new customers contributed to a 27% gain in international revenues. Accelerating new business activity and strong demand for adhesive formulations contributed to a 32% increase in the specialty products segment, which includes the Company’s Liquid Natural Additives product line. Quarterly gross margin improved by $3.0 million on revenue gains and lower manufacturing costs. Gross margin as a percent of sales increased to 14.5% despite a 2.5% negative impact on the ratio from the effect of passing through higher corn costs to customers. Operating income grew to $3.6 million from $0.8 million last year. The construction of the 40 million gallon ethanol plant within the Cedar Rapids site remains on plan for spending and schedule, with production targeted for later this calendar year.
In the North American Food Ingredients business, introductions of new products, led by protein applications for food service customers, as well as higher unit prices and mix improvements, contributed to revenue gains. Quarterly sales grew 7.3% over last year to $14.6 million. Gross margin increased $0.8 million to $4.0 million, reflecting revenue expansion and higher plant utilization rates. Additional spending for research and technical programs increased administrative expenses by 7% over last year. Operating income for the second quarter rose 46% to $2.2 million from $1.5 million last year.
Revenue at the Company’s Australia/New Zealand business grew 7.4% over last year to $24.1 million on higher average unit pricing and stronger foreign currency exchange rates. Sales in local currency increased 2%. The second quarter of the fiscal year is historically the slowest for this business, reflecting holiday and seasonal production curtailments by customers in that region. Gross margin as a percent of sales was comparable to the prior year at 6.6%, as stronger pricing was offset by higher raw material costs. Operating expenses increased 18% over the prior year as the business upgraded its commercial team capabilities. The business reported a second quarter loss from operations of $0.1 million compared to operating income of $0.1 million last year.

Drought conditions in Australia increased grain costs by $0.5 million in the second quarter. Projected grain requirements through the next harvest have been secured at current market prices and the Company expects these grain costs to exceed prior year comparisons in each of the next three quarters. Pricing programs have been implemented to recover these input cost increases. The Company is also monitoring progress with cost containment programs designed to mitigate these cyclical cost changes.
“The Company’s second quarter results were strong during a period of slower seasonality for our businesses,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “While improvement in results in our Australian segment has yet to materialize, performance in our North American Industrial and Food segments is on track, and reflects good implementation of our strategies and business plans. Initiatives in place should position the Company well to continue this progress in the second half of our fiscal year.”
Conference Call
Penford will host a conference call to discuss second quarter financial and operational results today, April 9, 2007 at 11:00 a.m. Eastern Standard time. Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; unanticipated ethanol facility construction or procurement delays that could result in delay in the timing of the commencement of ethanol production; unexpected cost overruns; technical difficulties, nonperformance by contractors or mandated changes in project requirements or specifications; changes in general economic conditions or developments with respect to specific industries, markets or customers which affect demand for the Company’s products, including unfavorable shifts in product mix;adverse litigation results or unanticipated third party claims; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.
# # #
CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended		Six months ended
	February 28		February 28
(In thousands except per share data)	2007	2006	2007	2006
		(unaudited)
Consolidated Results

Sales	$85,241	$77,078	$170,741	$154,981

Net income (loss)	$1,706	$(511)	$4,279	$(316)

Earnings (loss) per share, diluted	$0.19	$(0.06)	$0.47	$(0.04)

Results by Segment

Industrial Ingredients:

Sales	$46,713	$41,165	$90,685	$79,646
Gross margin	14.5%	9.3%	14.1%	9.3%
Operating income	3,649	781	6,830	1,355

Food Ingredients – North America:

Sales	$14,561	$13,567	$29,801	$28,657
Gross margin	27.8%	23.9%	29.7%	26.1%
Operating income	2,160	1,485	5,013	3,886

Australia/New Zealand:

Sales	$24,104	$22,442	$50,628	$47,077
Gross margin	6.6%	6.6%	7.9%	8.7%
Operating income (loss)	(57)	98	751	795

	February 28,	August 31,
	2007	2006
	(unaudited)
Current assets	$102,571	$89,916
Property, plant and equipment, net	133,641	124,829
Other assets	37,514	35,923

Total assets	273,726	250,668

Current liabilities	53,460	57,843
Long-term debt	74,239	53,171
Other liabilities	32,600	32,202
Shareholders’ equity	113,427	107,452

Total liabilities and equity	$273,726	$250,668

Penford Corporation
Consolidated Statements of Income (unaudited)

	Three months ended		Six months ended
	February 28		February 28
(In thousands except per share data)	2007	2006	2007	2006
		(unaudited)
Sales	$85,241	$77,078	$170,741	$154,981

Cost of sales	72,839	68,534	145,145	136,037

Gross margin	12,402	8,544	25,596	18,944

Operating expenses	7,333	6,671	14,433	14,408
Research and development expenses	1,578	1,571	3,150	3,008

Income from operations	3,491	302	8,013	1,528

Non-operating income, net	229	486	751	847
Interest expense	(1,689)	(1,534)	(2,993)	(2,867)

Income (loss) before income taxes	2,031	(746)	5,771	(492)

Income tax expense (benefit)	325	(235)	1,492	(176)

Net income (loss)	$1,706	$(511)	$4,279	$(316)

Weighted average common shares and equivalents outstanding, diluted	9,152	8,881	9,103	8,879

Earnings (loss) per share, diluted	$0.19	$(0.06)	$0.47	$(0.04)

Dividends declared per common share	$0.06	$0.06	$0.12	$0.12
# # #